Exhibit 99.2

Certain Information Relating to WeddingChannel

Overview

      As described elsewhere in this Report on Form 8-K, on June 5, 2006, The Knot announced that it entered into a definitive Merger Agreement with WeddingChannel, a privately-held provider of wedding planning and gift buying services. WeddingChannel offers a variety of services and information on their website, including wedding planning content, gift buying services through their wedding registries, interactive tools, directories, local resource listings and community participation.

      If and when The Knot completes its pending Merger with WeddingChannel, WeddingChannel's services will be added to The Knot's. WeddingChannel's registry services business offers couples and their guests one place to view all their gift registries from numerous retail partners, including Federated Department Stores, Inc. (“Federated”), from which WeddingChannel derives the majority of its registry services revenue. Federated is in the process of integrating the operations of May Department Stores, which it acquired in August 2005, into its operations. We believe that the expansion of Federated's business resulting from this acquisition may have a favorable effect in the future on registry services-related revenue earned from the relationship with Federated. There is no assurance, however, that such registry services-related revenue will increase in future periods.

WeddingChannel Services

      If and when The Knot completes its pending Merger with WeddingChannel, WeddingChannel's services will be added to those of The Knot. WeddingChannel's services include:

      Wedding Planning Content. WeddingChannel's website offers articles, ideas and photo slideshows covering a wide range of topics and products. The site is designed to assist in the process of planning a wedding by featuring planning advice, etiquette, tips on getting engaged, and articles on fashion, beauty, advice for grooms, advice for the wedding party and honeymoons destination information.

      Convenient, Comprehensive Registry Shopping Experience. WeddingChannel offers couples and their guests one place to view all their gift registries via its registry system that searches 1.5 million registries from its many retail partners including Macy's, Bloomingdale's, Tiffany & Co., Crate & Barrel, Neiman Marcus, Williams-Sonoma, Pottery Barn, The Home Depot, JCPenney, Starwood Hotels, Sandals Resorts and others.

      Interactive Tools. WeddingChannel features budget worksheets, checklists for everyone from the Best Man to the Mother of the Bride and planning calendars with built in email alerts. A Scrapbook feature allows a user to save some of the 20,000 images of dresses, cakes and hairstyles and get assistance from the Dress Finder, which allows users to create a virtual model based on the shape of their own body. A guest list manager is available for keeping track of RSVPs, gifts and seating. Brides can create password-protected wedding web pages for guests to view wedding plans or engagement details.

      Directories. WeddingChannel's website offers specific tools similar to directed search applications on The Knot that assist the consumer in shopping for key elements of a wedding. The Gowns area of the site is a searchable bridal gown database plus searchable databases for bridesmaids, mother-of-the-bride and flower girl dresses, bridal accessories including headpieces, shoes and purses, engagement and wedding rings and tuxedos. The site also offers search tools for honeymoon resorts and jewelry.

      Local Resource Listings. The Local Resource area on WeddingChannel's website provides access to the local wedding market through online city and regional guides that host profiles of local vendors, such as reception halls, bands, florists and caterers.

      Community Participation. WeddingChannel hosts a series of message boards that cover a wide range of topics. Word of mouth advice is a primary source of valuable information for engaged couples. As with the Talk area on The Knot, the message boards on WeddingChannel's website generates a high degree of user activity and interaction.